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                                                              Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
ProCentury Corporation:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of ProCentury Corporation of our report dated February 20, 2004 with respect to the consolidated balance sheets of ProCentury Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003 and all related consolidated financial statement schedules, which report appears in the Company's Form S-1 (no. 333-111294), first filed December 18, 2003, as amended and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus. Our report states that the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles" in 2002.



/s/ KPMG LLP

Columbus, Ohio
April 20, 2004